Exhibit 99.1

NewsLine

December 31, 2008
TO ALL MEMBERS:
ELECTION RESULTS ANNOUNCED FOR INDEPENDENT BOARD MEMBERS
FHLBank members have elected three Independent Directors to serve beginning January 1, 2009. This is the first time Independent Directors have been directly elected by the members, as authorized by the Housing and Economic Recovery Act of 2008. The Board of Directors ratified the results of the election on December 30.
Elected were Leslie Dolin Dunn, Alvin J. Nance and Charles J. Ruma. Regulations stipulate that the length of term served is determined by the number of votes received, and that each candidate receive at least 20 percent of the eligible votes. Accordingly, Leslie Dolin Dunn and Alvin J. Nance will serve four-year terms. Charles J. Ruma will serve a three-year term.
In the Fifth District, 725 members were eligible to vote, for a total of 6,051,041 votes, and 356 members actually voted for a total of 3,533,982. Election results for all candidates are as follows:

		% of
Name	Votes Cast	Eligible Votes
Leslie Dolin Dunn	3,441,340	57%

Alvin J. Nance	3,205,585	53%

Charles J. Ruma	3,144,052	52%
On behalf of the Board and staff, I would like to congratulate these Independent Directors on their election. I would also like to express my appreciation to our members. This process was new to everyone this year, and your prompt attention to this election made it a success.

David H. Hehman
President

This notice contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the effects of economic market conditions on demand for the FHLBank’s products, legislative or regulatory developments concerning the FHLBank System, competitive forces and other risks detailed from time to time in the FHLBank’s filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements

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